EXHIBIT 10.2

EXECUTION VERSION

SEVERANCE AGREEMENT
Before signing this Severance Agreement (the “Agreement”), you are advised to consult with an attorney. Your signature must be notarized.
This Agreement is entered into as of July 17, 2013 by and between Joseph A. Carrabba (“Employee”), and Cliffs Natural Resources Inc. and its affiliates identified in Section III.A below (collectively, the “Company”). Employee and the Company are referred to each individually as a “Party” and collectively as the “Parties.”
RECITALS
A.Employee’s employment with the Company will terminate on December 31, 2013 or, at the request of the Company’s Board of Directors (the “Board”), such earlier date on which a successor Chief Executive Officer commences employment with the Company (the “Retirement Date”). On the Retirement Date, Employee will cease to serve as President and Chief Executive Officer of the Company, and shall resign from any other position that he then holds with the Company, including without limitation as a member of the Board.
B.Employee and the Company desire to establish the terms for an amicable separation of Employee’s employment on the Retirement Date, to facilitate an appropriate transition of Employee’s responsibilities as to the Company and to settle fully and finally any and all differences between them which have arisen, or may arise, out of the employment relationship and/or the termination of that relationship.
C.The Company desires to offer Employee the payments and benefits described herein in connection with Employee’s termination of employment.
D.Receipt of the payments and benefits described herein requires (i) execution and notarization, (ii) delivery to the Company, and (iii) non-revocation, of the Release (as defined below), all within the time frames specified in the Release.
AGREEMENT
I.    TERMINATION, SEVERANCE PAYMENTS AND BENEFITS

A.
On the Retirement Date, Employee’s employment with the Company shall cease, he shall cease to be the President and Chief Executive Officer of the Company, and he shall resign from any other positions that he then holds with the Company as of the Retirement Date, including without limitation as a member of the Board. As of the Retirement Date, Employee shall be released from his duties with the Company and cease to have any authority to conduct business on behalf of the Company. Employee will continue to receive his base salary and employee benefits, in the ordinary course of business consistent with past practice, through the Retirement Date.

B.
Subject to Section I.C, Employee shall receive the following payments (collectively, the “Payments”) and benefits (collectively, the “Benefits”) if Employee (1) executes this Agreement, (2) signs, notarizes and delivers the release of claims in the form attached hereto (“Release”) not earlier than the calendar day following the Retirement Date and not later than the date provided therein (i.e., five (5) calendar days following the Retirement Date); and (3)

does not revoke the Release prior to the “Effective Date” (as defined in Section V.D. of the Release):

◦
Employee shall continue to participate in the Company’s Executive Management Performance Incentive Plan (the “EMPI Plan”) for 2013, with the bonus payout to be determined based on actual performance during the applicable performance period and paid, less appropriate withholdings and deductions, in a lump sum when (but not prior to the Effective Date), and at the rate, the EMPI Plan bonuses are paid to active employees of the Company, which is expected to be in the first quarter of 2014. For the avoidance of doubt, (1) Employee’s EMPI Plan bonus in respect of 2013 shall not be prorated, even if the Retirement Date occurs prior to December 31, 2013, (2) Employee shall not participate in the EMPI Plan for 2014 and subsequent years, and (3) Employee engaging in any competitive activity shall not result in the forfeiture of Employee’s EMPI Plan bonus.

◦
A cash payment equal to $5,280,000, which is equal to twenty-four (24) months Base Pay ($1,100,000 * 2 = $2,200,000) plus two times an additional amount that represents an annual incentive bonus payable at target ($1,100,000 * 140% * 2 = $3,080,000), paid, less appropriate withholdings and deductions, in a lump sum within thirty (30) days after the Retirement Date, but not prior to the Effective Date.

◦
A cash payment in respect of Employee’s earned but unused vacation for 2013, paid, less appropriate withholdings and deductions, in a lump sum within thirty (30) days after the Retirement Date, but not prior to the Effective Date.

◦
If the Retirement Date occurs prior to December 31, 2013, a cash payment equal to the base salary Employee would have earned for the period from the Retirement Date through December 31, 2013 had he continued to work through December 31, 2013, less appropriate withholdings and deductions, in a lump sum within thirty (30) days after the Retirement Date, but not prior to the Effective Date.

◦
Continued coverage under the medical, prescription drug, dental, and vision benefit programs under the health care plan for active employees offered by the Company, if any (the “Active Health Care Plan”), for Employee and Employee’s eligible dependents, through the period described below as long as Employee or Employee’s eligible dependents timely and properly pay(s) the same portion of the costs of such coverages as is paid by similarly situated active employees. Such coverages will end, as to Employee or any eligible dependent, at the earlier of:

▪	The date Employee or the eligible dependent, as applicable, fail(s) to pay his or her share of the costs for such coverages;

▪	The death of Employee or the eligible dependent, as applicable; or

▪
The end of the month during which Employee attains age sixty-five (65); provided, that, in the event that Employee’s spouse on the date hereof (the “Spouse”) has not attained age sixty-five (65) at the time that coverage under the Active Health Care Plan ends in accordance with this subsection, the Spouse shall be eligible to participate in the Company’s “access only” retiree medical plan until the Spouse attains age sixty-five (65), as long as Employee or the Spouse timely and properly pays the applicable premiums under the “access only” retiree medical plan.

The costs of the coverage described under this Section II.B (other than the portion paid by Employee or any eligible dependent) shall be reported to the Internal Revenue Service as taxable income to Employee to the extent required to avoid the benefits provided pursuant to such coverage being taxable to Employee or an eligible dependent pursuant to Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision. In the event that prior to the expiration of this obligation, as described above, Employee obtains health care coverage(s) from one or more subsequent employers, it is understood that during such employment the Company’s Active Health Care Plan will be secondary to the coverage(s) provided by the subsequent employer(s) notwithstanding the coordination of benefit provisions of such other coverage(s) and, thus, the availability of benefits under the Company’s Active Health Care Plan will be determined after those of the coverage(s) provided by the subsequent employers and may be reduced because of benefits payable under the other coverage(s).

◦
Employee shall be entitled to vest in the performance share awards held by him on the date hereof based on actual performance through the entire applicable performance period of each such award, in each case with the number of shares earned prorated by multiplying (1) the number of shares earned, without regard to this sentence, by (2) the quotient of (i) the number of full months in the applicable performance period through December 31, 2013, over (ii) the number of full months in such performance period; with the number of shares so earned to be paid out in the manner and at the time (but not prior to the Effective Date) specified by the terms of each such award. For the avoidance of doubt, notwithstanding anything to the contrary contained in any other plan, policy or arrangement, Employee engaging in any competitive activity shall not result in the forfeiture of the performance share awards held by him on the date hereof.

◦
Employee shall be entitled to vest in the restricted share unit awards held by him on the date hereof, with the number of shares earned in the case of each such award prorated by multiplying (1) the number of shares earned, without regard to this sentence, by (2) the quotient of (i) the number of full months in the applicable vesting period through December 31, 2013, over (ii) the number of full months in such vesting period; with the number of shares so earned to be paid out in the manner and at the time (but not prior to the Effective Date) specified by the terms of each such award. For the avoidance of doubt, notwithstanding anything to the contrary contained in any other plan, policy or arrangement, Employee engaging in any competitive activity shall not result in the forfeiture of the restricted share unit awards held by him on the date hereof.

◦
The equity grants made to Employee on each of December 17, 2009 and March 8, 2010 (the “Strategic Initiative Grants”) shall remain outstanding and shall vest on the later of (1) December 31, 2013 or (2) the Effective Date. The number of shares paid out pursuant to each Strategic Initiative Grant will be determined in the sole discretion of the Compensation Committee of the Board based on its evaluation of Employee’s performance through the Retirement Date; provided that such number of shares shall be no less than the target number of shares, and no greater than the maximum number of shares. For the avoidance of doubt, notwithstanding anything to the contrary contained in any other plan, policy or agreement, neither Employee’s termination of employment on the Retirement Date, nor Employee engaging in any competitive activity, shall result in the forfeiture of the Strategic Initiative Grants.

◦
Employee shall continue to be covered by any provision for indemnification by the Company in effect on the date of the execution of this Agreement for so long as it provides such indemnification for its active senior executives. In addition, the Company shall continue to maintain D&O coverage that covers past executives to the same extent that it covers present executives. Finally, in the event of a change in control in which the Company is not the survivor, the Company shall use its reasonable best efforts to require as part of such transaction that the surviving company provide indemnification and D&O coverage that covers the past executives of the Company.

C.
Should Employee breach any of the covenants contained in Sections V (relating to the covenant of confidentiality, but excluding for purposes of this Section I.C any immaterial breach with respect to immaterial confidential information), VII (relating to covenant to cooperate with the Company), and VIX (relating to the covenant not to solicit employees) of this Agreement, Employee shall be required to return the Payments and the value of the Benefits already received under this Agreement in excess of one (1) month’s Base Pay within seven (7) days of demand by the Company, and shall receive no further Payments or Benefits under this Agreement.

D.
Subject to Section I.C, should Employee die prior to receipt of the Payments set forth in Section I.B, then the Payments will be payable to Employee’s estate or otherwise inure to the benefit of his/her heirs.

E.
The term “Base Pay” shall mean Employee’s rate of annual base salary in effect as of the Retirement Date. Base Pay does not include pension contributions made by the Company, welfare or other fringe benefits paid for by the Company, expense reimbursements, overtime pay, bonuses, commissions, incentive pay, or any other special compensation.

II.    REPRESENTATIONS AND WARRANTIES
Employee understands, acknowledges and agrees that:

•	Employee has the sole right and exclusive authority to execute this Agreement;

•	The Company is not obligated to pay, and will not pay, to Employee any Payment or Benefits until this Agreement and the Release have become effective;

•	Employee executes this Agreement knowingly and voluntarily, in order to induce Company to provide the Payments and Benefits;

•	Employee has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations or causes of action referred to in this Agreement;

•	No other person or entity has an interest in the claims, demands, obligations or causes of action referred to in this Agreement;

•	The Payments and Benefits that Employee will receive in exchange for executing this Agreement and the Release are in addition to anything of value to which Employee is already entitled;

•
The Payments and Benefits provided for in this Agreement are the only consideration that Employee ever will receive from the Company or any Released Parties (as defined below) for any and all claims, demands, obligations or causes of action released by this Agreement and the Release;

•
The Payments and Benefits provided for in this Agreement are not intended to be provided in addition to any payments or benefits that now may be due or in the future become due or payable to Employee under the Worker Adjustment and Retraining Notification (“WARN”) Act (if applicable). Therefore, if WARN Act payments are or become due to Employee, any Payment and Benefits made under this Agreement in excess of one month’s Base Pay, up to the full amount necessary to satisfy such obligation, shall be treated as having been paid in satisfaction of any such obligation, and the rest of the Payments and Benefits shall be treated as having been given in exchange for the other covenants, agreements and obligations of this Agreement and the Release;

•
This Agreement and its terms shall not be construed as an admission of any liability whatsoever on the part of the Company or any other Released Parties described in this Agreement, by which/whom any liability is and always has been expressly denied;

•	With the payments contemplated by this Agreement, the Company will have paid Employee for all vacation and any other paid time off accrued through the Retirement Date;

•
As of the date of execution of this Agreement, Employee has not filed any administrative charges or lawsuits arising out of or relating to Employee’s employment with the Company or the separation of that employment. If Employee cannot represent that the statement in this paragraph is true, initial here: _____; and

•
As of the date of execution of this Agreement, Employee has no work-related injury and is medically stationary with no impairment of earning capacity. If Employee cannot represent that the statement in this paragraph is true, initial here: _____.

III.    RELEASE
A.    Employee, for himself, and his marital community (if any), agents, heirs, executors, administrators, and assigns, hereby knowingly and voluntarily fully releases and forever discharges from any and all agreements, debts, claims, demands, actions, judgments, causes of action, and liabilities of every kind or nature, known or unknown, that Employee, individually or as a member of a class, ever had or now has, the following (referred to collectively as the “Released Parties”):

•	Cliffs Natural Resources Inc.;

•	Cliffs North American Coal LLC;

•	Pinnacle Mining Company, LLC;

•	Oak Grove Resources, LLC;

•	Cliffs Logan County Coal LLC;

•	Cliffs Quebec Iron Mining Limited;

•	The Bloom Lake Iron Ore Mine Limited Partnership;

•	Cliffs Canadian Shared Services Inc.;

•	Northshore Mining Company;

•	Silver Bay Power Company;

•	Tilden Mining Company LC;

•	Empire Iron Mining Partnership;

•	Cliffs Mining Company;

•	Hibbing Taconite Company Joint Venture;

•	United Taconite LLC;

•	The Cleveland-Cliffs Iron Company;

•	Cliffs Mining Services Company;

•	Lake Superior & Ishpeming Railroad Company;

•	Wabush Iron Co. Ltd.;

•	Wabush Mines Joint Venture;

•	Cliffs International Management Company LLC;

•	Cliffs Sales Company;

•	Cliffs Natural Resources Exploration Ltda.;

•	Cliffs Natural Resources Pty Ltd;

•
All affiliates of Cliffs Natural Resources Inc. not already listed above, including without limitation any corporation or other entity which is controlled by or under common control with Cliffs Natural Resources Inc., or which is in the same affiliated service group or otherwise required to be aggregated with Cliffs Natural Resources Inc. under Sections 414 or 1563 of the Internal Revenue Code;

•	All current or former owners, officers, directors, shareholders, members, employees, managers, agents, attorneys, partners and insurers of the above entities; and

•	The predecessors, successors, and assigns of the above entities and individuals and the spouses, children, and family members of the above individuals.

B.    Without limiting the generality of this Agreement, Employee acknowledges and agrees that this Agreement is intended to bar every claim, demand, and cause of action, including without limitation any and all claims arising under the following laws, as amended from time to time:

•	The federal Civil Rights Acts of 1866, 1871, 1964 and 1991 and all similar state civil rights statutes;
•The Employee Retirement Income Security Act of 1974;
•The Fair Labor Standards Act;
•The Rehabilitation Act of 1973;
•The Occupational Safety and Health Act;
•The Mine Safety and Health Act;
•The Health Insurance Portability and Accountability Act;
•The Americans with Disabilities Act;
•The National Labor Relations Act;
•The Family and Medical Leave Act;
•The Equal Pay Act;
•The Worker Adjustment and Retraining Notification Act;
•The Lily Ledbetter Fair Pay Act;
•The Ohio Civil Rights Act;
•State wage payment statutes;
•State employment statutes;
•Any statutes regarding the making and enforcing of contracts;
•Any whistleblower statute; and
•All similar provisions under all other federal, state and local laws.

C.    Without limiting the generality of this Agreement, Employee further acknowledges and agrees that this Agreement is intended to bar all equitable claims and all common law claims, including without limitation claims of or for:
•Breach of an express or an implied contract;
•Breach of the covenant of good faith and fair dealing;

•	Unpaid wages, salary, commissions, vacation or other employee benefits;
•Unjust enrichment;
•Negligent or intentional interference with contractual relations;
•Negligent or intentional interference with prospective economic relations;
•Estoppel;
•Fraud;
•Negligence;
•Negligent or intentional misrepresentation;
•Personal injury;
•Slander;
•Libel;

•Defamation;
•False light;
•Injurious falsehood;
•Invasion of privacy;
•Wrongful discharge;
•Failure to hire;
•Retaliatory discharge;
•Constructive discharge;
•Negligent or intentional infliction of emotional distress;
•Negligent hiring, supervision or retention;
•Loss of consortium; and
•Any claims that may relate to drug and/or alcohol testing.

D.    Employee further understands, acknowledges and agrees that this Agreement is a general release, and that Employee further waives and assumes the risk of any and all claims which exist as of the date this Agreement is executed, including those of which Employee does not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect Employee’s decision to sign this Agreement.

E.    Employee further understands, acknowledges and agrees that this Agreement waives any right Employee has to recover damages in any lawsuit brought by Employee as well as in a lawsuit brought by any third party, including without limitation the Equal Employment Opportunity Commission (the “EEOC”) or any similar state agency. Employee is not, however, waiving the right to file a charge with the EEOC or any similar state agency.

F.    This Agreement shall not be interpreted to release or require the release of the Company or the Released Parties from any:

•	Claims for Payments or Benefits under this Agreement; or

•	Claims for benefits under any pension plan or welfare plan of the Company; or

•	Claims arising out of acts or practices which occur after the execution of this Agreement.
The Company agrees to indemnify Employee for actions occurring during his employment to the same extent provided during his employment. This provision is not meant to expand Company’s obligations.

IV.    REPRESENTATION OF UNDERSTANDING OF RELEASE
Employee acknowledges that Employee has had the opportunity to consult an attorney of Employee’s own choosing before entering into this Agreement. Employee represents and warrants that Employee has read all of the terms of this Agreement and that Employee fully understands and voluntarily accepts these terms. Employee further acknowledges and agrees that Employee has been given a reasonable period of time within which to consider this Agreement.

V.    CONFIDENTIAL INFORMATION AND COVENANTS
Employee represents that, during Employee’s employment with the Company, Employee has not breached any confidentiality agreement to which Employee is a party. Employee further represents and warrants that Employee will continue to abide by the terms of any confidentiality agreement applicable to Employee after the Retirement Date.

VI.    RETURN OF COMPANY PROPERTY
A.    Employee agrees to return to the Company by the fifth (5th) calendar day following the Retirement Date all originals and copies of the Company’s property, documents and information in Employee’s possession, regardless of the form on which such information has been maintained or stored, including without limitation, computer disks, tapes or other forms of electronic storage, Company credit cards (including telephone credit cards), tools, equipment, keys, identification, software, computer access codes, disks and instructional manuals, and all other property prepared by, or for, or belonging to the Company. Employee further agrees that, as of the fifth (5th) calendar day following the Retirement Date, he will not retain any documents or other property belonging to Company. For the avoidance of doubt, Employee shall not be required to return to the Company items not material to the business of the Company or its affiliates that are of nominal or sentimental value.

B.    Employee must comply fully with this Section VI before the Company is obligated to perform under Section I.

VII.    COOPERATION
During the period from the Date hereof through the Retirement Date, Employee shall use his best efforts to perform his duties to the Company. Following the Retirement Date, Employee shall continue to fully and reasonably cooperate with the Company in effecting a smooth transition, and shall timely provide such information as the Company may reasonably request regarding operations and information within Employee’s knowledge while Employee was employed by the Company. Employee’s responsibilities under this Section VII shall terminate on the first anniversary of the Retirement Date; provided, that, Employee agrees to cooperate after such first anniversary to assist the Company in connection with disputes with third parties involving the Company with respect to periods of active employment by Employee with the Company. In no event will the Company unduly interfere with the business of Employee.

VIII.    NON-DISPARAGEMENT
Employee shall not make any negative statements orally or in writing about Employee’s employment with the Company, about the Company or its affiliates or any of its employees or products, to anyone other than to the EEOC or any similar state agency, Employee’s immediate family, and Employee’s legal representatives or financial advisors. Nothing herein shall prevent Employee from testifying truthfully in a legal proceeding or governmental administrative proceeding. Employee may indicate on employment applications that Employee was employed by the Company, Employee’s duties, length of employment, and salary. The Company shall not make any negative statements orally or in writing about Employee’s employment with the Company to anyone other than to the EEOC or any similar state agency and the Company’s legal representatives. Nothing herein shall prevent the Company from testifying truthfully in a legal proceeding or governmental administrative proceeding.

IX.    NON-SOLICITATION
Employee agrees that, during his period of employment and the period beginning on his Retirement Date and ending twelve (12) months following the Retirement Date, Employee shall not directly or indirectly contact, approach or solicit for the purpose of offering employment to, or directly or indirectly actually hire, any person employed by the Company or its affiliates (or who was employed by the Company or its affiliates during the six (6) month period immediately prior to such solicitation or hire), without the prior written consent of the Company; provided, however, that this Section IX shall not preclude Employee from soliciting for employment (but shall, for the avoidance of doubt, prohibit hiring) any such person who responds to a general solicitation through a public medium that is not targeted at such person.

X.    SEVERABILITY
In the event that any provision(s) of this Agreement is found to be unenforceable for any reason whatsoever, the unenforceable provision shall be considered to be severable, and the remainder of this Agreement shall continue in full force and effect.

XI.    BINDING EFFECT
This Agreement shall be binding upon and operate to the benefit of Employee, the Company, the Released Parties, and their successors and assigns.

XII.    WAIVER
No waiver of any of the terms of this Agreement shall constitute a waiver of any other terms, whether or not similar, nor shall any waiver be a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver. The Company or Employee may waive any provision of this Agreement intended for its/his benefit, but such waiver shall in no way excuse the other Party from the performance of any of its/his other obligations under this Agreement.

XIII.    GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the principles of conflicts of law, except to the extent those laws are preempted by federal law.

XIV.    SUBSEQUENT MODIFICATIONS
The terms of this Agreement may be altered or amended, in whole or in part, only upon the signed written agreement of all Parties to this Agreement. No oral agreement may modify any term of this Agreement.

XV.    ENTIRE AGREEMENT
This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements, promises, representations, negotiations, and understandings of the Parties, whether written or oral. There are no agreements of any nature whatsoever among the Parties except as expressly stated herein.

XVI.    ATTORNEYS’ FEES AND COSTS
In the event of litigation arising out of any other alleged breach of this Agreement, the prevailing Party shall be entitled to an award of its reasonable attorneys’ fees and costs.

XVII.    SECTION 409A
The Parties acknowledge that Employee shall incur a “separation from service,” within the meaning of Section 409A of the Code (“Section 409A”), no later than the Retirement Date. Notwithstanding anything in this Agreement to the contrary, if Employee is considered a “specified employee” (as defined in Section 409A), any amounts paid or provided under this Agreement shall, to the extent necessary in order to avoid the imposition of a penalty tax on Employee under

Section 409A, be delayed for six months after Employee’s “separation from service” within the meaning of Section 409A, and the accumulated amounts shall be paid in a lump sum within ten (10) calendar days after the end of the six (6)-month period. If Employee dies during the six-month postponement period prior to the payment of benefits, the payments which are deferred on account of Section 409A shall be paid to the personal representative of Employee’s estate within 60 calendar days after the date of Employee’s death. For purposes of this Agreement, each amount to be paid or benefit to be provided to Employee pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last calendar day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

[Signature Page Follows]

Date: July 17, 2013	/s/ Joseph A. Carrabba
Joseph A. Carrabba

State of OHIO )
) ss
County of CUYAHOGA)

On this17th day of July, 2013, before me personally appeared Joseph A. Carrabba, to me known to be the person described in and who executed the Severance Agreement and acknowledged that he/she executed the same as his/her free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

/s/ Robert J. Bonko
Notary Public

My Commission Expires:	No expiration date

CLIFFS NATURAL RESOURCES INC.

/s/ James Michaud
James Michaud
Executive Vice President, Chief Human Resources Officer